EXHIBIT 99.4


DAMES & MOORE
-----------------------------
A DAMES & MO0RE GROUP COMPANY

633 Seventeenth Street
Suite 2500
Denver, Colorado 80202
(303) 294-9100





                           VERIFICATION of VALIDITY of
                              DEVELOPED EXTRACTION
                                     METHODS


                                     for the
                                BLACKHAWK PROJECT

                                  41689-002-158


                                  APRIL 7, 1999

DAMES & MOORE
A DAMES & MOORE GROUP COMPANY
                                              633 Seventeenth Street, Suite 2500
                                              Denver, Colorado 80202-3625
                                              303 294 9100 Tel
                                              303 299-7901 Fax

April 8, 1999


Mr. Ahmet B. Altinay
General Manager
AuRIC Metallurgical Laboratories
3260 West Directors Row
Salt Lake City, UT 84104


Subject: Verification of Validity of Developed Extraction Methods for the Blackhawk Project Report, Project No. 41689-002-158


Dear Mr. Altinay:

Dames & Moore is pleased to submit 13 copies of the above titled report to you. The report presents the results of the verification of validity test program conducted at your facilities March 22 through 26, 1999 by you, Dave Lamberson, and Richard A. Daniele. The report distribution is as follows:

o  AuRIC: Three
o  IGC: Ten, one of which will be given to Michael B. Mebrtens today

If you have any questions on Verification of Validity of Developed Extraction Methods Report, do not hesitate to contact me at 303-299-7819. I am also enclosing in this transmittal one copy for you and one for Mr. Johnson of the G.
J. (Jim) Jansen petrography report.

Sincerely,
DAMES & MOORE


/s/  Richard A. Daniele
Richard A. Daniele
Chief Metallurgical Engineer

cc: Marcus M. Johnson
    Gaiy R. Krieger
Enclosures

                                TABLE OF CONTENTS
1.0   INTRODUCTION ......................................................  1
1.1      Purpose ........................................................  1
1.2      Problem ........................................................  1
1.3      Scope ..........................................................  1
2.0   EXTRACTION METHODS PROGRAM ........................................  2
2.1      AuRIC' s Extraction Development Work ...........................  2
2.2      Sample Preparation Equipment and Analytical Equipment ..........  2
2.3      Sample Selection ...............................................  3
2.4      Sample Preparation and Extraction Tests ........................  4
2.5      Extraction Method Results ......................................  9
3.0   CONCLUSIONS ....................................................... 13

                                   PHOTOGRAPHS

1.   Cress  Electric  Furnace,   Model  #  C1228  with  Watlow  942  Temperature
     Controller
2.   Mettler instrument Corp., Microgram Scale
3. Instmment Laboratories Model 351, Flame AA Spectrophotometer with Deuterium Arc Background Corrector
4.   Work Benches with Ventilated Hoods and Magnetically Stirred Hot Plates
5.   Work Benches with Ventilated Hoods and Magnetically Stirred Hot Plates
6.   Fire Assay Buttons and Slag
7.       Verification Test Samples.
8.   Sample 98C-14 #1, Process 2 Gold Colored Dore
9.   Sample 98C-14 #1, Process 3 Gold Colored Dare

                                     FIGURES

1.   AuRIC Metallurgical Laboratories General Extraction Methods Flowsheet

                                     TABLES

1.   Extraction Sample Grind
2.   Extraction Composite Samples Fire Assay Analyses
3.   Extraction Composite Process Results
4.   Extraction Data Comparisons

                                   APPENDICES

Appendix A Chain of Custody Core Information

Appendix B March 30, 1999 Assay Report


Vaification Of Validity Of Developed Extraction Methods
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                                1.0 INTRODUCTION



AuRIC Metallurgical Laboratories (AuRIC), Salt Lake City, Utah has a project with International Gold Corporation (IOC) to develop extraction methods to recover gold and silver from corp samples from IGC's precious metals property in Idaho, called the Blackhawk Project. AuRIC selected Dames & Moore and their Chief Metallurgical Engineer, Richard A. Daniele, to perform an independent evaluation of the extraction methods developed by AuRIC to recover the precious metals contained in core samples from the Blackhawk Project.

1.1 Purpose

Dames & Moore was retained to provide an independent evaluation of the extraction methods developed and followed by AuRIC. This report, Verification of Validity of Developed Extraction Methods for the Blackhawk Project (Report), presents the results of the Dames & Moore independent evaluation.

1.2 Problem

The potential extraction problem, based on the optical mineralogy and electron microscopy work performed for IGC by John F. W. Bowles, Mineral Science, Ltd., Chesham, Buckinghamshire, UK, is that the gold is micron-sized gold with the majority being less than one micron in particle size. qold particles in the micron and sub micron size ranges are not amenable to gravity extraction methods; therefore, chemical extraction methods are required. Another potential extraction problem is the amount of grinding necessary to expose the chemical leaching agent to the gold particle.

1.3 Scope

The Scope of Work performed by Dames & Moore was to visit the AuRIC facilities in Salt Lake City to accomplish the following activities.

o Review the definitive hydrometallurgical extraction procedures developed by AuRIC
o    Select samples for verification of the developed extraction methods
o Participate in preparing, extracting, and analyzing the samples for gold and silver
o    Observe and evaluate AuRIC's developed extraction methods
o    Prepare a report on the observations and results of the verification.





Verfication Of Validity Of Developed Extraction Methods
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                         2.0 EXTRACTION METHODS PROGRAM

The Exiraction Methods Program included a combination of preliminary work performed by AuRIC and participatory and evaluation work performed by Dames & Moore. The program is presented in five sections as follows:

 1.  AuRIC' s Extraction Development Work
 2.  Sample Preparation Equipment and Analytical Equipment
 3.  Sample Selection
 4.  Sample Preparation and Extraction Tests
 5.  Extraction Method Results

2.1 AuRIC's Extraction Development Work

The most important part of the verification of validity of developed extraction methods program was all of the development work completed by AuRIC to arrive at three workable extraction processes for evaluation. The considerable time, effort, and creativity to reach the point for verification of developed extraction methods should not be overlooked. Although most metallurgical laboratories, including AuRIC, would choose a cyanide leach (Process 1) approach initially, it was AuRIC's ability to look beyond standard approaches that led to Process 2 and Process 3. This point should not be forgotten in light of the considerable difficulty in fire assaying and extraction associated with the history of the Blackhawk material.

To put the AuRIC effort in perspective an analogy might be helpful. Henry Bessemer, when he invented his revolutionary process for steel, was quoted as saying, "This is all very simple now that it has been accomplished."

2.2 Sample Preparation Equipment and Analytical Equipment

The AuRIC facilities are well equipped not only to prepare and to analyze samples, but also to conduct bench and pilot scale metallurgical development. The equipment used to prepare and analyze the Blackhawk Project verification samples included the following:

o    4" X 6" Denver Jaw Crusher
o    8" Stauss Roll Mill
o    6" Bico Disc Pulverize
o    6" Tumbler (blender)
o    1/2" Sepor Riffle Splitte
o    Microsplitter
o    Acculab V-333 Electronic Scale
o Cross Electric Furnace, Model # C 1228 with Watlow 942 Temperature Controller (Photograph No. 1)
o    Mettler Instrument Corp., Microgram Scale (Photograph No. 2)
o Perkin Elmer Zeeman 5100 Atomic Adsorption Spectrophotometer with PE HGA 600 Power Supply and Graphite Furnace

Verification Of Validity Of Developed Extradion Methods
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o    Instrument   Laboratories  Model  351,  Flame  AA  Spectrophotometer   with
     Deuterium Arc Background Corrector (Photograph No.3)
o Work Benches with Ventilated Hoods and Magnetically Stirred Hot Plates (Photograph Nos. 4 &5).

2.3 Sample Selection

Dames & Moore independently determined the sample selection criteria in the following manner:

o    Two samples from analyzed core for which Dames & Moore knew the analyses
o One sample from analyzed core for which Dames & Moore did not know the analysis
o Two samples from unanalyzed core for which neither Dames & Moore nor AuRIC knew the analyses.
o A sample size to consist of four 5-foot increments and five 5-foot increments if more sample was needed
o    An arbitrary selection of the depths for each core hole sample.

The core holes selected for verification testing were 98C-14, 98C-27, 98C-1, 97M-9, and 98C-19.

Core Hole 98C-14

Core hole 98C-14 was selected for two reasons. First, AuRIC had done some preliminary extraction work on this core. Second, this core was known to have higher grade (0.099 to 0.121 OPT(1) gold) in the 290-foot through the 310-foot depth range. For simplicity, the terminology used to designate the depth range was set as minus (-) the deeper part of the range. For example, the four 5-foot increments of core used for 98C-14 were designated as -295', -300', -305', and -310'.

Note 1: OPT = troy ounces per short of sample.


Core Hole 98C-27

Core hole 98C-27 was selected only because the analyses were known to AuRIC and Dames & Moore, The depth selected, -120', -125', -130', -135', and -140' was to have a sample in the 100-foot depth range. Five 5-foot increments were required to have enough sample for testing.

Core Hole 98C-1

Core hole 98C-1 was selected for two reasons. First, AuRIC had analyzed the full core length. Second, Dames & Moore had not seen any of the analyses. The depth selected, -190', -195', - 200', and -205' was to have a sample in the 200-foot depth range.

Core Hole 97M-9

Core hole 97M-9 was selected for two reasons. First, it was "Chain of Custody" core that was sent to AuRIC in sealed coolers by Dames & Moore. It had not been analyzed previously and




Verfication Of Validity Of Developed Extraction Methods
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had not been inspected since arriving at AuRIC.  The depth selected was based on beginning with the surface and choosing 5-foot increments. The first recovered increment was 8 to 10 feet. In order to have enough sample for testing, four additional increments were chosen, -15', -20', -25', and -30'.

All eight Chain of Custody coolers were sealed when Dames & Moore opened them. The Chain of Custody papers were inside the coolers. Each cooler cover was marked with the range of core in the cooler for future reference, and each cooler was resealed. Appendix A, Chain of Custody Core Information, provides the information on which core segments are in which cooler.

Core Hole 98C-19

Core hole 98C-19 was selected for one reason, it had not yet been analyzed. The depth selected was based on beginning with the surface and choosing four 5-foot increments, -5', -10', -15', and -20'.

2.4 Sample Preparation and Extraction Tests

This section is presented in two parts: Sample Preparation and Extraction Tests.

Sample Preparation

The sample preparation procedure varied depending on the amount of sample available. If core were used as the starting point the material for the sample was selected and processed in 5-foot increm4nts. About 1500 to 2000 grams (98C-14) and 500 to 1500 grams (97M-9) were processed through the 4" X 6" Denver jaw crusher once and the 8" Stauss roll crusher twice. The 5-foot increment samples were then split with the 1/2" Sepor riffle splitter to about 400 to 500 grams. The 400 to 500 grams from each 5-foot increment sample was pulverized, by putting the samples through the 6" Bico disc pulverizer twice.

Once the 5-foot increment samples were pulverized, all increments for each core hole were recombined, placed in a 6" tumbler, and mixed for about an hour. After the sample was mixed, it was split in the 1/2" Sepor splitter down to about 500 grams. The 500-gram sample was further split with a microsplitter down to about 110 to 120 grams in each splitter pan. A 100-gram portion from each pan was weighed for a chemical leach test sample. If there was sufficient sample remaining in the two pans to provide 15 grams for fire assay, the fire assay sample was weighed. The unused portion of the 500 grams was recombined and split again to obtain the third 100-gram sample for chemical testing. The other pan from the micro splitter was split down to about 20 grams for the 1 5-gram fire assay sample if needed.

For 98C-14 and 97M-9 pulverized samples were taken for each 5-foot increment and screened at 100 mesh and 150 mesh to determine particle size.

For core samples 98C-1, 98C-19, and 98C-27 the sample material was obtained from the pulverized (once) 5-foot increment sample bags prepared for fire assaying. Using material that was already pulverized shortened the sample preparation time considerably. All the pulverized material in each sample bag selected by core hole and 5-foot increment was poured from the




Verification Of Validity Of Developed Extraction Methods
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


individual bags into the 6" tumbler. After mixing for an hour, the material was split with the microsplitter to obtain the three 100-gram chemical test samples and one 15-gram fire assay sample. The splitting and weighing procedure was the same as described earlier in this section for 98C-14 and 97M-9.

For sample 98C-19 a 10-gram sample was obtained from each 5-foot increment sample bag and combined for a screen analysis. For samples 98C-1 and 98C-27 a 50-gram sample was obtained from the tumbler after mixing. Table 1, Extraction Sample Grind, presents the particle size data. The table shows two items clearly. First, putting the sample through the pulverizer twice (98C-14 & 97M-9) significantly reduces the quantity of plus 150-mesh material in a sample. Second, putting the sample through the pulverizer only once can result in a wide range of plus 150-mesh material depending on the core characteristics. The plus 150-mesh material ranged from 15.8 to 49.2 percent for core material pulverized only once.

Extraction Tests

An item in the sample selection procedure was to choose two samples about which no analytical information was known. in order to establish a basis of comparison for the precious metals content (gold & silver), a composite sample for each core hole tested was prepared and fire assayed. Previous work by AuRIC established an effective flux mixture for fire assaying the Blackhawk Project core samples. The effectiveness of the separation of the lead button and slag can be seen in Photograph No. 6, Fire Assay Buttons and Slag.

Table 2, Extraction Composite Samples Fre Assay Analyses, presents the fire assay results for gold. Appendix B, March 30, 1999 Assay Report, contains both the gold and silver analyses. Table also contains a calculated average value of the gold based on the 5-foot increment fire analyse previously performed on core holes 98C-14, 98C-1, and 98C-27.

Prior to initiating the verification of validity of developed extraction methods program, AuRIC had developed three workable processes referred to as Process 1, Process 2, and Process 3. As part of the verification effort AuRIC provided a demonstration on Monday, March 22, 1999 of the three processes to be evaluated. The purpose of the demonstration was to familiarize Dames & Moore with the complete cycle of the three processes including the Chiddey Method for gold and silver precipitation from solution. The demonstration sample was 98C-14, #1.

The Chiddey Method was developed by Alfred Chiddey as a suitable method to assay gold and silver in cyanide solutions. The process works equally well in strong, weak, poor quality, or pure solutions. The basic process uses lead acetate and zinc powder to produce a lead, gold, and silver precipitate on the zinc. Concentrated hydrochloric acid is added to consume any free zinc.




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

                                                   TABLE 1
                                          EXTRACTION SAMPLE GRIND
                                                  (grams)
------------------------------------------------------------------------------------------------------------
                                        100 MESH                                   150 MESH
                             ----------------------------------     ----------------------------------------
                WEIGHT                                                         TOTAL
SAMPLE NO.      TOTAL         WEIGHT     % PLUS        % MINUS     WEIGHT     WEIGHT     % PLUS     % MINUS
------------------------------------------------------------------------------------------------------------
98C-14#1        50.0           13.9       27.8          72.2         7.0       20.9        41.8       58.2
98C-14#2       141.2            1.1(1)     0.8          99.2         7.5        8.6         6.1       93.9
  97M-9         46.9            0.1(1)     0.2          99.8         0.4        0.5         1.1       98.9
 98C-19         40.0            6.1       15.2          84.8         5.8       11.9        19.8       70.2
 98C-1          50.0            1.7        3.4          96.6         6.2        7.9        15.8       84.2
98C-27          50.0           17.6       35.2          64.8         7.0       24.6        49.2       50.8
------------------------------------------------------------------------------------------------------------

Note 1: These two samples were run through the Bico Disc Pulverizer twice, all other samples were run once.

                                                   TABLE 2
                                         EXTACTION COMPOSITE SAMPLES
                                              FIRE ASSAY ANALYSES

-----------------------------------------------------------------------------------------------------------------------
                                              SAMPLE SIZE     DORE WT        SOLUTION       COMPOSITE    CALCULATED (1)
AuRIC ID NO.           COMPOSITE SOURCE           (g)          (mg)           Au(ppm)         Au OPT       Au OPT (2)
-----------------------------------------------------------------------------------------------------------------------
   1541A            98C-14 (-295' thru -310)     15.0          0.084           1.80            0.035         0.062
   1542A             97M-9 (-10' thru -30')      15.0          0.099           2.88            0.056         NA (3)
   1543A             98C-19 (5' thru -20')       15.0          0.143           6.58            0.128         NA
   1544A            98C-1 (-190' thru -205')     15.0          0.089           2.62            0.051         0.026
   1545A            98C-27 (-120' thru -140')    15.0          0.076           2.98            0.058         0.100
-----------------------------------------------------------------------------------------------------------------------

Note:

1 Holes 98C-14, 98C-1, and 98C-27 have been analyzed in 5-foot increments. The values are the numberical average for those increments.
2    OPT = troy ounces per short ton sample.
3    NA = Not availabe, not yet analyzed.

Verification Of Validity Of Developed Extraction Methods
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The  Chiddey  Method can be used to recover  gold and  silver  from  non-cyanide solutions as well, but the ease of separating the precipitate will vary with the solution composition. The use of the Chiddey Method provides a way of checking the results of the extraction process solution analyses.

The verification of validity of developed extraction methods program was planned to test five different core samples by three different processes. As a base approach, Process 1 was established by AuRIC as a standard cyanide leach. Processes 2 and 3 were developed by AuRIC as processes with the potential to improve on the gold and silver extraction when compared to the cyanide method. Figure 1, AuRIC Metallurgical Laboratories General Extraction Methods Flowsheet, provides a summary description of the overall approach to the program.

The three processes were run simultaneously in 500-milliliter beakers with 100 grams of sample and 100 to 200 milliliters of leach reagent. One test with all three samples reacting is shown in Photograph No. 7, Verification Test Samples. The leaching tests were run for one hour for Processes 1 and 3, and two hours for Process 2, a two-stage process. As shown on Figure 1, after leaching, the slurry (mixture of solids and solutions) was filtered. The filtrate (clean solution) was removed and the solids were washed with deionized water. This generated a second filtrate with a lower concentration of gold and silver. The solutions were analyzed separately on the Instrument Laboratories Model 351, Flame AA Spectrophotometer. (Note: For the Flame AA to read gold values, the gold must be present as an ion. The Flame AA will not read colloidal or sub-micron gold.)

After the Flame AA analyses were completed for each set of core samples, the appropriate solutions were combined. For example, the initial filtrate (concentrate or pregnant filtrate) and the wash filtrate were combined. The combined solutions were then treated by the Chiddey Method to precipitate and recover the gold and silver. The lead mass or dispersed solids, depending on the leach reagents, were filtered. The solids from the filtration were either formed into a cube and wrapped in lead foil, or placed in a scorifying dish with fluxes. In either case, the sample was placed in the furnace to produce a dore. In the scorifying example, a lead button was produced and then the dore.

The dotes for Process 2 and Process 3, core 98C-14 #1, were a surprise in that they were brilliant gold in color and weighed over one milligram apiece. The Process 2 dore viewed through the AuRIC 40X microscope is shown in Photograph No. 8, Sample 98C-14 #1, Process 2 Gold Colored Dore, and the Process 3 dore is shown in Photograph No. 9, Sample 98C-14 #1, Process 3 Gold Colored Dore. Because these initial Chiddey Method dores were gold colored, it was decided to treat all the Chiddey Method dores by gravimetric parting. The dores were placed in a porce1ain parting dish with nitric acid to dissolve the silver. The gold and silver troy ounces per ton sample (OPT) were calculated using the dore weights before and after parting.







Verification Of Validity Of Developed Extraction Methods
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                        AuRIC METALLURGICAN LABORATORIES
                      GENERAL EXTRACTION METHODS FLOWSHEET

                                                                        FIGURE 1




                               (Graphic Omitted)



                                       8




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2.5  Extraction Method Results

Nineteen verification of validity of developed extraction methods tests were conducted. There were six sets of tests with each testing all three processes, Process 1, Process 2, and Process 3. There was also a repeat Process 2 test for sample 98C-14 #2. The AuRIC Identification Number (ID Nob) for each test was consecutive from 0800C through 0818C. Table 3, Extraction Composite Process Results, summarizes the significant data for each test. Core 98C-14 samples were tested twice. The first set of tests were for demonstrating the three processes (98C-14 #1). The second set (98C-14 #2) provided a repeat with a completely different sample (Section 2.4), and included a repeat of Process 2.

Process 2 is a two-stage process. It was repeated on 98C-14 #2 because considerable difficulty was encountered in filtering the slurry from the first stage. As a result of the poor filtering, the solids washing was not effective, and leaching reagent was present apparently when the second stage was initiated. The repeat test indicated about three-quarters the amount of gold in the leaching portion, but about 2.5 times as much gold in the Chiddey Method.

Although there was some difficulty filtering in tests 0803C through 0809C due to the fineness of the samples (98C-l4 #2, 93.9% & 97M-9, 98.9% -150 m), there was no clear indication that the fineness of the grind had a significant impact on the extractions. An analysis of the calculated gold concentrations in Table 3 comparing the Process 1 with the Process 3 gold values versus grind indicates a range of values. For example, Process 1 is only 22 percent (0803C) and 38 percent (0807C) of the gold OPT when compared to Process 3 samples, 0805C & 0809C respectively. Ratios of comparison for the other sample sets ranged from 46 percent at a grind of 49.2 percent minus 150 mesh (0816C/0818C) to 72 percent at a grind of 29.8 percent minus 150 mesh (O8 IOC/0812C).

Process 1, the sodium cyanide leach, was the least effective compared to Processes 2 and 3. Nevertheless, Table 4, Extraction Data Comparisons, verifies that the AuRIC developed extraction methods do extract the gold and silver from the Blackhawk Project core. Table 4 presents the gold OPT values for all the tests including calculated 5-foot core increments, composite fire assay values, Flame AA values calculated to OPT, and Chiddey Method values from gravimetric parting for each process. In light of the considerable difficulty in fire assaying and extraction associated with the history of the Blackhawk Project core material, the three extraction methods put forward by AuRIC are a clear positive accomplishment for recovering the gold and silver in the material.

The data in Table 4, when compared to the composite fire assay values for each sample set, provides a relative comparison on the extraction effectiveness of each process. Clearly, Process 1 is the least effective; however, for sample 98C-27, the coarsest of all grinds, there is an indicated recovery of 93 percent. One extended leach time test for Process I was conducted. Samples were taken at three hours and six hours. The results indicated that the gold concentration in solution decreased with time (1 H = 0.89 PPM, 3 H 0.53 PPM, 6.5 H 0.31 PPM Au).





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


                                                          TABLE 3
                                         EXTRACTION COMPOSITE PROCESS RESULTS
                                              (100g sample for each test)

---------------------------------------------------------------------------------------------------------------
                                                                  SOLUTION DATA            CHIDDEY DATA
AuRIC                                    PROCESS   VOLUME     AA VALUE  CALCULATED    DORE WT      GRAVIMETRIC
ID NO.             COMPOSITE SOURCE        NO.      (ml)      Au (ppm)   Au OPT (1)    (mg)          Au OPT
------       ------------------------    -------   ------     --------------------    -------------------------
0800C                  98C-14               1        200       0.36        0.021       0.040          0.011
0801C                  98C-14               2        425       5.70 (2)    0.707       2.285          0.628
0802C                  98C-14               3        200       7.40        0.432       1.435          0.394
0803C        98C-14 (-295' thru -310')      1        204       0.89        0.053       0.087          0.003
0804C        98C-14 (-295' thru -310')      2        623       0.54        0.098       0.063          0.008
0805C        98C-14 (-295' thru -310')      3        298       2.76        0.240       0.558          0.145
0806C        98C-14 (-295' thru -310')      2        468       0.51        0.070       0.091(2)       0.021
0807C         97M-9 (-10' thru -30')        1        336       0.30        0.030       LOST
0808C         97M-9 (-10' thru -30')        2        695       0.98        0.199       0.567          0.139
0809C         97M-9 (-10' thru -30')        3        371       0.73        0.079       0.100          0.029
0810C         97C-19 (-5' thru -20')        1        321       0.44        0.042       0.216          0.038
0811C         98C-19 (-5' thru -20')        2        440       0.61        0.079       0.239          0.070
0812C         98C-19 (-5' thru -20')        3        310       0.65        0.058       0.206          0.053
0813C        98C-1 (-190' thru -205')       1        339       0.44        0.044       0.156          0.039
0814C        98C-1 (-190' thru -205')       2        649       0.49        0.092       0.284          0.072
0815C        98C-1 (-190' thru -205')       3        254       1.11        0.082       0.288          0.079
0816C        98C-27 (-120' thru -140')      1        318       0.58        0.054       0.240          0.051
0817C        98C-27 (-120' thru -140')      2        609       0.84        0.149       0.506          0.120
0818C        98C-27 (-120' thru -140')      3        255       1.56        0.116       0.455          0.113
---------------------------------------------------------------------------------------------------------------

Note

1    OPT = troy ounces per short ton sample.

2 When a process has multiple washings or stages, average readings are used in the table for simplicity.





Verification Of Validity Of Developed Extraction Methods
For The Blackhawk Project

                                       10



                                                             TABLE 4
                                                  EXTRACTION DATA COMPARISONS
                                        (Gold in troy ounces/per short ton sample)

-----------------------------------------------------------------------------------------------------------------------------------
SAMPLE          5' INCREMENT COMPOSITE                 PROCESS 1                       PROCESS 2                    PROCESS 3
SOURCE        CALCULATED (1)     FIRE ASSAY      SOLUTION      CHIDDEY (2)       SOLUTION     CHIDDDEY       SOLUTION      CHIDDEY
------        -----------------------------      ------------------------        ----------------------      ----------------------
98C-14#1         0.062             0.035          0.021          0.011            0.707         0.628         0.432         0.394
98C-14#2         0.062             0.035          0.053          0.003            0.098         0.008         0.240         0.145
98C-14#2         0.062             0.035          -- (3)          --              0.070         0.021
97M-9            NA (4)            0.056          0.030           -- (5)          0.199         0.139         0.079         0.029
98C-19           NA                0.128          0.042          0.038            0.079         0.070         0.058         0.053
98C-1            0.026             0.051          0.044          0.092            0.092         0.072         0.082         0.079
98C-27           0.100             0.058          0.054          0.051            0.149         0.120         0.116         0.113
-----------------------------------------------------------------------------------------------------------------------------------

Note

1 Holes 98C-14, 98C-1, and 98C-27 have been analyzed in 5-foot increments. The values are the numerical average for those increments.
2 Chiddey is a precipitation reaction performed in the process solution, recovered values should not exceed solution values.
3    Repeat of Process 2 only
4    NA = Not available not yet analyzed
5    Dore bead lost





Vertification Of Validity Of Developed Extraction Methods
For The Blackhawk Project

The test results clearly indicate that Process 2 is the most effective process for the samples tested, and Process 3 closely follows Process 2 in its apparent effectiveness. Process 2 is more complicated when compared to the other two processes because it is a two-stage process. However, the apparent recoveries have the potential to offset the complexity. Process 2 has generated more unanswered questions than Process 1 or Process 3. The major unanswered question at this time is why is the first stage of leaching so effective. It is a question, not a problem.

Process 3 is a straightforward leaching process, although innovative when compared to typical US gold industry standard practices. It also has the potential to be environmentally friendly.

Although the verification testwork at this stage of test development, 100-gram beaker tests, has been successful, it is too early to make conclusions on recovery and potential costs. The test results ake only indicative and extremely positive. Further testwork at a larger scale is necessary to make firm conclusions on recovery and potential costs.




Verification Of Validity Of Developed Extraction Methods
For The Blackhawk Project

                                  PHOTOGRAPHS


1.   Cress  Electric  Furnace,   Model  #  C1228  with  Watlow  942  Temperature
     Controleler
2.   Mettler Instrument Corp., Microgram Scale
3.   Instrument   Laboratories  Model  351,  Flame  AA  Spectrophotometer   with
     Deuterium Arc Background Corrector
4.   Work Benches with Ventilated Hoods and Magnetically Stirred Hot Plates
5.   Work Benches with Ventilated Hoods and Magnetically Stirred Hot Plates
6.   Fire Assay Buttons and Slag
7.   Verification Test Samples.
8.   Sample 98C-14 #1, Process 2 Gold Colored Dore
9.   Sample 98C-14 #1, Process 3 Gold Colored Dore

                   Photograph No. 1 - Cress Electric Furnaces

                                [Graphic Omitted]


                   Photograph No. 2 - Mettler Microgram Scale

                               [Graphic Omitted]


              Photograph No. 3 - Instrument Laboratories Flame AA

                               [Graphic Omitted]


                    Photograph No. 4 - Ventilated Work Bench

                               [Graphic Omitted]


                    Photograph No. 5 - Ventilated Work Bench

                               [Graphic Omitted]


                 Photograph No. 6 - Fire Assay Buttons and Slag

                               [Graphic Omitted]

                  Photograph No. 7 - Verification Test Samples

                               [Graphic Omitted]


        Photograph No. 8 - Sample 98C-14 #1, Process 2 Gold Colored Dore

                               [Graphic Omitted]


        Photograph No. 9 - Sample 98C-14 #1, Process 3 Gold Colored Dore

                               [Graphic Omitted]